EXHIBIT 6.14
                                      TOTAL
                                   Film Group


                                 PROMISSORY NOTE


February 17, 2000                                           Amount $100,000


FOR VALUE RECEIVED, the undersigned, Total Film Group, 9107 Wilshire Blvd., Suite 475, Beverly Hills, CA 90210 ("Maker") promises to repay to Trinity American Corporation ("Payee"), the principal sum of One Hundred Thousand Dollars (4100,000), on or before May 17, 2000.


         In the event of a failure of the undersigned to make any payment due hereunder as and when due, Payee shall have the right to take all action necessary to collect said payment from the undersigned and the undersigned agrees to pay all costs of such collection, including, without limitation, reasonable attorney's fees. The undersigned waives presentment, demand and protest, and all notices thereto.


                                       By: /s/ Eli Boyer, Secretary-Treasurer
                                       On behalf of Total Film Group, Inc.